PRESS RELEASE

FOR ADDITIONAL INFORMATION:
Investor Relations
David Lim
+1 844-632-1060
IR@univar.com

Univar Announces Repricing and Maturity Extension of Term Loan B Facility

DOWNERS GROVE, IL., – November 28, 2017 – Univar Inc. (NYSE:UNVR) (“Univar”) announced today that it and its wholly-owned subsidiary, Univar USA Inc. (“Company”), have entered into an Amended Credit Agreement with Bank of America, N.A. and other lenders to provide a new Term B loan facility in an aggregate principal amount of $2.28 billion, which replaces all of the Company’s U.S. dollar loans and $96.3 million of euro loans outstanding under its previous credit agreement dated July 1, 2015.

The Amended Term Loan Facility reduces the Company’s interest rate from LIBOR plus 2.75% to LIBOR plus 2.50%. This rate will be further reduced to LIBOR plus 2.25% when the Company’s total net leverage (Total Net Debt to Adjusted EBITDA) falls below 4.0. The maturity date has been extended from July 2022 to July 2024. There was no material change to the covenants or to Univar’s total or secured leverage as a result of this transaction.
About Univar Inc.
Founded in 1924, Univar (NYSE: UNVR) is a global chemical and ingredients distributor and provider of value-added services, working with leading suppliers worldwide. Supported by a comprehensive team of sales and technical professionals with deep specialty and market expertise, Univar operates hundreds of distribution facilities throughout North America, Western Europe, Asia-Pacific and Latin America. Univar delivers tailored customer solutions through a broad product and services portfolio sustained by one of the most extensive industry distribution networks in the world. For more information, visit www.univar.com.
Forward-Looking Statements
This press release includes certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events or results, and that actual events or results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
###